------                           U.S. SECURITIES AND EXCHANGE COMMISSION                              ------------------------------
FORM 4                                   Washington, D.C. 20549                                                OMB APPROVAL
------                                                                                                ------------------------------
                               STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP                           OMB Number: ..................
[ ] Check box if no                                                                                   Expires: .....................
    longer subject to         Filed pursuant to Section 16(a) of the Securities                       Estimated average burden .....
    Section 16. Form 4            Exchange Act of 1934, Section 17(a) of the                          hours per response............
    or Form 5 obligations         Public Utility Holding Company Act of 1935                          ------------------------------
    may continue. See              or Section 30(f) of the Investment Company
    Instruction 1(b).                           Act of 1940

(Print or Type Responses)
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 1. Name and Address of Reporting Person*      2. Issuer Name and Ticker or Trading Symbol   6. Relationship of Reporting Person to
    Quigley        Philip                         VINA Technologies, Inc. (VINA)                Issuer (Check all applicable)
---------------------------------------------  ----------------------------------------------    X  Director         10% Owner
  (Last)          (First)          (Middle)    3. IRS or Social Security  4. Statement for      ----              ---
   39745 Eureka Drive                             Number of Reporting        Month/Year             Officer (give    Other (Specify
---------------------------------------------     Person (Voluntary)          August 2000       ----        title ---       below)
                 (Street)                                                 ------------------                below)
   Newark            CA              94560                                5. If Amendment,
---------------------------------------------  --------------------------    Date of Original       --------------------------------
  (City)           (State)           (Zip)                                   (Month/Year)
                                                                                             7. Individual or Joint/Group Filing
                                                                          ------------------    (Check applicable line)
                                                                                                  X   Form filed by one
                                                                                                ----  Reporting Person
                                                                                                      Form filed by more than
                                                                                                ----  one Reporting Person
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                         TABLE I -- NON-DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
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 1. Title of Security           2. Trans-   3. Transac-  4. Securities Acquired (A)  5. Amount of Se-    6. Owner-     7. Nature
  (Instr. 3)                       action      tion         or Disposed of (D)          curities Benefi-    ship          of In-
                                   Date        Code         (Instr. 3, 4 and 5)         cially Owned at     Form:         direct
                                               (Instr. 8)                               End of Month        Direct        Benefi-
                                  (Month/                                               (Instr. 3 and 4)    (D) or        cial
                                   Day/   ---------------------------------------                           Indirect      Owner-
                                   Year)  Code    V      Amount   (A) or    Price                           (I)           ship
                                                                  (D)                                       (Instr. 4)    (Instr. 4)
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Common Stock                      8/15/00  C             7,456(1)  A        1-for-1      87,456               D


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Common Stock                      8/15/00  C           129,107(2)  A        1-for-1     129,107               I        By Self, TTEE
                                                                                                                       for Philip/
                                                                                                                       Teresa Trust
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).                                            (Over)
                                                                                                                     SEC 1474 (7-96)


FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (E.G., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

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1. Title of Derivative    2. Conver-   3. Trans-  4. Trans-   5. Number of     6. Date Exer-   7. Title and Amount   8. Price
   Security                  sion or      action     action      Derivative       cisable and     of Underlying         of
   (Instr. 3)                Exercise     Date       Code        Securities       Expiration      Securities            Deriv-
                             Price of     (Month/    (Instr.     Acquired (A)     Date            (Instr. 3 and 4)      ative
                             Deriv-       Day/       8)          or Disposed      (Month/Day/                           Secur-
                             ative        Year)                  of (D) (Instr.   Year)                                 ity
                             Security                            3, 4, and 5)                                           (Instr. 5)
                                                                               -----------------------------------
                                                                               Date    Expira-            Amount or
                                                    -------------------------- Exer-   tion       Title   Number of
                                                    Code  V     (A)     (D)    cisable Date               Shares
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Series B Convertible                                                                              Common
Preferred Stock              1-for-1      8/10/00    C                 7,456   Intermediate       Stock     7,456
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Series C Convertible                                                                              Common
Preferred Stock              1-for-1      8/10/00    C               125,000   Intermediate       Stock   125,000
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Series D Convertible                                                                              Common
Preferred Stock              1-for-1      8/10/00    C                 4,107   Intermediate       Stock     4,107
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9. Number of           10. Ownership               11. Nature of
   Derivative              Form of                     Indirect
   Securities              Derivative                  Beneficial
   Beneficially            Security:                   Ownership
   Owned at End            Direct (D)                  (Instr. 4)
   of Month                or Indirect (I)
   (Instr. 4)              (Instr. 4)

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                               D

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                               I                   By Self, Trustee of
                                                   Philip/Teresa Trust
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                               I                   By Self, Trustee of
                                                   Philip/Teresa Trust
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Explanation of Responses:

(1) Automatic conversion of Series B Preferred Stock upon initial public offering.

(2)  Automatic conversion of the following shares upon initial public offering:
     125,000 Series C Preferred Stock and 4,107 Series D Preferred Stock.

**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.   /s/ Philip Quigley             9-11-00
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                ------------------------------- -------
                                                                                           **Signature of Reporting Person   Date



Note: File three copies of this Form, one of which must be manually signed.                                                  Page 2
  If space provided is insufficient, see Instruction 6 for procedure.                                               SEC 1474 (7-96)

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid
OMB Number.
